UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

July 27, 2009
Date of Report (Date of earliest event reported)

2020 CHINACAP ACQUIRCO, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33799	20-5500605
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

c/o Surfmax Corporation
221 Boston Post Road East
Suite 410
Marlborough, Massachusetts	01752
(Address of principal executive offices)	(Zip Code)

(508) 624-4948
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 27, 2009, 2020 ChinaCap Acquirco, Inc. (the “Company”), Exceed Company Ltd. (“Exceed”), a wholly-owned subsidiary of the Company formed under the laws of the British Virgin Islands with limited liability, Windrace International Company Limited, an operating company in the People’s Republic of China (“Windrace”), and the holders of the issued and outstanding shares of Windrace (the “Sellers”) entered into a Supplemental Agreement to Agreement for Sale and Purchase of Windrace (the “Supplemental Agreement”) amending the Agreement for Sale and Purchase of Windrace dated May 8, 2009 (the “Purchase Agreement”) whereby Exceed will purchase 100% of the issued and outstanding ordinary shares of Windrace held by the Sellers.

The Supplemental Agreement amends the Purchase Agreement in two respects:

The Supplemental Agreement limits the maximum number of New Investor Shares (as defined below) issuable under the Purchase Agreement to approximately 3,957,784 shares.  The Purchase Agreement provided that if, subsequent to the execution of the Purchase Agreement, Windrace sells to third parties, and has received consideration for, any of its ordinary shares, at closing Exceed will issue to such third parties Exceed ordinary shares (the “New Investor Shares”).  The amount of shares to be issued to such new shareholders will be equal to the aggregate amount paid for shares of Windrace divided by the lowest of the closing prices of the Company’s common stock on each of the last trading days of March, April and May 2009, which is $7.58 per share.

The Supplemental Agreement provides that the Sellers, who will control Exceed upon the consummation of the transactions contemplated by the Purchase Agreement, will cause Exceed to promptly register for resale under the federal securities laws all outstanding ordinary shares of Exceed excluding the shares that will be held in escrow at closing.

A copy of the Supplemental Agreement is attached hereto as Exhibit 2.2

Item 8.01	Other Events.

Investment Agreement

On July 27, 2009, Windrace entered into an Investment Agreement (the “Investment Agreement”) and an Escrow Agreement (the “Escrow Agreement”) with Wisetech Holdings Limited (“Wisetech”), Windtech Holdings Limited (“Windtech” and, collectively with Wisetech, the “Investors”) and Shuipan Lin, the CEO and a principal stockholder of Exceed (“Lin”).  Pursuant to the terms of the Investment Agreement, the Investors will invest an aggregate of $30,000,000 in Windrace in two installments:

An initial investment of $2,500,000, paid into escrow pursuant to the Escrow Agreement. Pursuant to the Investment Agreement, Windrace will use the proceeds of this installment to purchase warrants for the purchase of common stock of the Company (the “Warrants”) in the open market.  The funds will be released from escrow upon the entrance by Windrace into agreements to purchase the Warrants.

A subsequent investment of $27,500,000 payable upon the closing of the Investment Agreement (the “Closing”).

 The Closing of the Investment Agreement is conditioned upon the satisfaction of the conditions for closing the transactions contemplated by the Purchase Agreement.  Upon the Closing, Windrace will transfer up to 2,500,000 Warrants purchased by it to the Investors (the “Investor Warrants”), provided that if Windrace purchases more than 2,500,000 Warrants it will transfer 2,500,000 Warrants to the Investors and tender the balance of the Warrants to the Company for cancellation.  In addition, upon the closing of the transactions contemplated by the Purchase Agreement, Exceed shall issue to the Investors that number of Exceed ordinary shares equal to the aggregate investment made by the Investors (including any interest on funds accrued pursuant to the Escrow Agreement) less the amount spent by Windrace to acquire the Investor Warrants divided by $7.58 per share.  The maximum amount of Exceed ordinary shares issuable to the Investors assuming no purchase of Warrants by Windrace is approximately 3,957,784 shares ($30,000,000/$7.58). Proceeds from the investment will be used to partially repay a promissory note issued by Windrace to Elevatech Limited, an affiliate of the Goldman Sachs Group.

Jianming Yu, a director of the Company, is a managing partner of the Investors.

Copies of the Investment Agreement and the Escrow Agreement are attached hereto as Exhibits 2.3 and 2.4 respectively

Investor Presentation

Attached hereto as Exhibit 99.1, which is incorporated into this Item 8.01 by reference, is a copy of certain slides revising and updating the slides dated May 8, 2009 filed with the Commission on a Form 8-K on May 11, 2009.  These slides are to be used in making presentations to analysts, stockholders and potential investors regarding the proposed acquisition by Exceed of all of the outstanding ordinary shares of Windrace, and that may be used in subsequent presentations to interested parties, including analysts, potential investors and stockholders. The submission of this report on Form 8-K is not an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD. Any information in this report supersedes inconsistent or outdated information contained in earlier Regulation FD disclosures.

A copy of the Press Release issued by the Company announcing the Investment Agreement and Supplemental Agreement is attached hereto as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.                                Description
2.2	Supplemental Agreement to Agreement for Sale and Purchase of Windrace, among the Company, Windrace, the Sellers and Exceed, dated July 27, 2009.

2.3	Investment Agreement for Sale and Purchase of Windrace, among Windrace, the Investors and Lin, dated July 27, 2009.

2.4	Escrow Agreement, among Windrace, the Investors and Deacons, dated July 27, 2009.

99.1	Investor Presentation, dated July 27, 2009.

99.2	Press Release dated July 27, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

2020 CHINACAP ACQUIRCO, INC.

Date: July 27, 2009	By:	/s/ George Lu
Name: George Lu
Title: Chairman, Chief Executive Officer and President